EXHIBIT 99.2

        M    A   C   K   —   C   A   L   I     R   E   A   L   T   Y     C   O   R   P   O   R   A   T   I   O   N

NEWS RELEASE

For Immediate Release

Contact: Barry Lefkowitz	Virginia Sobol
Executive Vice President	Vice President, Marketing and
and Chief Financial Officer	Public Relations
(908) 272-8000	(908) 272-8000

MACK-CALI REALTY CORPORATION
ANNOUNCES FIRST QUARTER RESULTS

CRANFORD, NEW JERSEY – May 5, 2005 – Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the first quarter 2005.

Highlights of the quarter included:

-     Reported net income per diluted share of $0.36;

-     Reported FFO per diluted share of $0.89;

-     Completed the acquisition of 101 Hudson Street, a 1.2 million square foot office building in Jersey City, New Jersey, for $329 million;

-     Acquired a 350,000 square-foot class A office building in Holmdel, New Jersey for $23.75 million, and simultaneously leased the building;

-     Acquired remaining interests in One River Centre for $10.5 million;

-     Sold three office properties in separate transactions for $20.4 million (including its remaining assets in Texas and Nebraska); and

-     Declared $0.63 per share quarterly common stock dividend.

FINANCIAL HIGHLIGHTS

Net income available to common shareholders for the first quarter 2005 equaled $22.4 million, or $0.36 per share, versus $26.3 million, or $0.44 per share, for the same quarter last year.

Funds from operations (FFO) available to common shareholders for the quarter ended March 31, 2005 amounted to $67.1 million, or $0.89 per share, versus $64.9 million, or $0.87 per share, for the quarter ended March 31, 2004.

Total revenues for the first quarter 2005 increased 9.8 percent to $153.4 million as compared to $139.7 million for the same quarter last year.

All per share amounts presented above are on a diluted basis.

The Company had 61,514,061 shares of common stock, 10,000 shares of 8 percent cumulative redeemable perpetual preferred stock ($25,000 liquidation value per share), 7,657,428 common operating partnership units and 215,018 of $1,000-face-value preferred operating partnership units outstanding as of March 31, 2005.

The outstanding preferred units are convertible into 6,205,425 common operating partnership units. Assuming conversion of all preferred units into common units, the Company had a total of 75,376,914 shares/common units outstanding at March 31, 2005.

As of March 31, 2005, the Company had total indebtedness of approximately $2.0 billion, with a weighted average annual interest rate of 5.98 percent. The Company had a total market capitalization of $5.3 billion and a debt-to-undepreciated assets ratio of 42.5 percent at March 31, 2005. The Company had an interest coverage ratio of 3.4 times for the quarter ended March 31, 2005.

Mitchell E. Hersh, president and chief executive officer, commented, “In the first quarter, we continued to execute our strategic plan of increasing our Northeast holdings and disposing of assets in non-core markets. We acquired 1.6 million square feet of properties in New Jersey, and completed our exit of the Texas markets. We’re pleased with our results and remain well-positioned to capitalize on the recovering economy.”

The following is a summary of the Company’s recent activity:

ACQUISITIONS

In March, the Company announced several acquisitions, as follows:

-    The Company completed the acquisition of all the interests in 101 Hudson Street, a 1.2 million square-foot class A office tower on the Jersey City waterfront. The 42-story building was purchased for $329 million;

-    The Company acquired the remaining 37.5 percent interests in One River Centre, a three-building, class A office complex totaling 460,000 square feet located in Middletown, New Jersey, giving the Company a 100 percent ownership interest in the complex. The interests were acquired for $10.5 million; and

-    The Company acquired a 350,000 square-foot class A office building in Holmdel, New Jersey and simultaneously leased the entire building to Vonage USA for its corporate headquarters. The two-story building was acquired for $23.75 million.

PROPERTY SALES

In February, the Company completed several property sales, as follows:

-    The Company sold the Brandeis Building, a 318,224 square-foot office building in Omaha, Nebraska. The building, which was 13 percent leased, was sold for $8.7 million;

-    The Company sold its remaining, wholly-owned Texas property, 1122 North Alma Road, an 82,576 square foot office building in Richardson, for approximately $2.1 million. The vacant building was the last of three buildings sold in a transaction announced by the Company in November 2004; and

-    The Company sold its 75,668 square foot office property located at 3 Skyline Drive in Hawthorne, New York for approximately $9.6 million.

FINANCING ACTIVITY

In January, the Company’s operating partnership, Mack-Cali Realty, L.P., completed the sale of $150 million of 10-year senior unsecured notes. The 5.125 percent notes are due January 15, 2015. The proceeds from the issuance of approximately $148.1 million were used primarily to repay outstanding borrowings under the Company’s unsecured credit facility.

More recently, in April, the Company’s operating partnership, Mack-Cali Realty, L.P., completed the sale of $150 million of five-year senior unsecured notes. The 5.05 percent notes are due April 15, 2010. The proceeds from the issuance of $148.8 million were used to repay outstanding borrowings under the Company’s unsecured credit facility.

DIVIDENDS

In March, the Company’s Board of Directors declared a cash dividend of $0.63 per common share (indicating an annual rate of $2.52 per common share) for the first quarter 2005, which was paid on April 18, 2005 to shareholders of record as of April 5, 2005.

The Board also declared a cash dividend on its 8 percent Series C cumulative redeemable perpetual preferred stock ($25 liquidation value per depositary share, each representing 1/100th of a share of preferred stock) equal to $0.50 per depositary share for the period January 15, 2005 through April 14, 2005. The dividend was paid on April 15, 2005 to shareholders of record as of April 5, 2005.

LEASING INFORMATION

Mack-Cali’s consolidated in-service portfolio was 91.1 percent leased at March 31, 2005, compared to 91.2 percent leased at December 31, 2004.

For the quarter ended March 31, 2005, the Company executed 185 leases totaling 1,336,037 square feet, consisting of 1,064,055 square feet of office space and 271,982 square feet of office/flex space. Of these totals, 767,500 square feet were for new leases and 568,537 square feet were for lease renewals and other tenant retention transactions.

Highlights of the quarter’s leasing transactions include:

-    Vonage USA, Inc., a New Jersey-based provider of broadband voice over Internet protocol (VOIP) services, leased the entire 350,000 square foot office building at 23 Main Street in Holmdel, New Jersey, which the Company acquired in the first quarter, for a term of 12 years and five months. Vonage will initially occupy approximately 262,500 square feet of the building, then occupy the balance approximately one year later, after the expiration of short-term leasebacks by the building’s seller.

-    Dassault Falcon Jet Corp., a subsidiary of aircraft manufacturer Dassault Aviation, signed a lease for 114,042 square feet at Mack-Cali Airport in Little Ferry, New Jersey. The transaction represents a 19,467 square-foot expansion for 16 years and a renewal of 94,575 square feet for 10 years. The 286,628 square foot office building is 95.4 percent leased.

-    IXIS North America, Inc. leased two full floors totaling 71,681 square feet at Harborside Financial Center Plaza 5 in Jersey City, New Jersey. The firm, which along with its subsidiaries makes up the US capital markets arm of IXIS Corporate & Investment Bank, will initially occupy 55,198 square feet for a 15-year term and the balance of the space five years after lease commencement. The 977,225 square-foot Harborside Financial Center Plaza 5 is 87 percent leased.

-    Science Applications International Corporation (SAIC), a research and engineering company, signed a new, five-year lease for 44,988 square feet at One River Centre, Building Two in Middletown, New Jersey. The 120,360 square-foot office building is 100 percent leased.

-    The Artina Group, Inc., a manufacturer of software compatible forms for business printing, signed a lease for 26,471 square feet at 250 Clearbrook Road in Elmsford, New York. The transaction represents an expansion of 4,330 square feet for eight years and a renewal of 22,141 square feet for three years. 250 Clearbrook Road, located at Cross Westchester Executive Park, is a 155,000 square-foot office/flex building that is 97.3 percent leased.

-     HQ Global Workplaces, Inc., a provider of temporary office suites, leased 22,279 square feet at Harborside Financial Center Plaza 5 for 10 years.

-    Cisco Systems, Inc., a supplier of networking equipment and network management for the Internet, signed a new, 10-year lease for 20,000 square feet at 1340 Campus Parkway in Wall Township, New Jersey. The 72,502 square-foot office/flex building, located at Monmouth Shores Corporate Park, is 94.9 percent leased.

-    Nationwide Mutual Insurance Company, an insurance and financial services provider, leased 17,592 square feet for five years at 565 Taxter Road in Elmsford, New York. The transaction consisted of a 16,362 square-foot renewal and an expansion of 1,230 square feet. The 170,554 square-foot office building is 90.1 percent leased.

Included in the Company’s Supplemental Operating and Financial Data for the first quarter 2005 are schedules highlighting the leasing statistics for both the Company’s consolidated and joint venture properties.

The supplemental information is available on Mack-Cali’s web site, as follows:
http://www.mack-cali.com/graphics/shareholders/pdfs/1st.quarter.sp.05.pdf

ADDITIONAL INFORMATION

The Company expressed comfort with net income and FFO per diluted share for the second quarter and full year 2005, as follows:

	Second Quarter 2005 Range	Full Year 2005 Range
Net income available to common shareholders	$0.37 - $0.39	$1.45 - $1.55
Add: Real estate-related depreciation and amortization	0.50	2.00
Funds from operations available to
common shareholders	$0.87 - $0.89	$3.45 - $3.55

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

An earnings conference call with management is scheduled for today, May 5, 2005 at 11:00 a.m. Eastern Time, which will be broadcast live via the Internet at:
http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CLI&script=1010&item_id=1052637

The live conference call is also accessible by calling (719) 457-2661 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at http://www.mack-cali.com beginning at 2:00 p.m. Eastern Time on May 5, 2005 through May 12, 2005.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code 4439793.

Copies of Mack-Cali’s First Quarter 2005 Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

First Quarter 2005 Form 10-Q:
http://www.mack-cali.com/graphics/shareholders/pdfs/1st.quarter.10q.05.pdf

First Quarter 2005 Supplemental Operating and Financial Data:
http://www.mack-cali.com/graphics/shareholders/pdfs/1st.quarter.sp.05.pdf

In addition, these items are available upon request from:
Mack-Cali Investor Relations Dept.
11 Commerce Drive, Cranford, NJ 07016-3501
(908)  272-8000 ext. 2484

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before minority interest of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of depreciable rental property (which the Company believes includes unrealized losses on properties held for sale), plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs. FFO per share should not be considered as an alternative to net income per share as an indication of the Company’s performance or to cash flows as a measure of liquidity. FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 270 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30.4 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at http://www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Mack-Cali Realty Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Quarter Ended March 31,
	2005	2004
Revenues
Base rents	$ 133,141	$ 121,068
Escalations and recoveries from tenants	18,412	15,197
Parking and other	1,896	3,473
Total revenues	153,449	139,738

Expenses
Real estate taxes	19,117	16,358
Utilities	11,949	11,033
Operating services	21,378	17,336
General and administrative	7,427	6,397
Depreciation and amortization	35,807	29,714
Interest expense	28,398	29,037
Interest income	(64)	(720)
Total expenses	124,012	109,155

Income from continuing operations before minority interests
and equity in earnings of unconsolidated joint ventures	29,437	30,583
Minority interest in Operating Partnership	(6,674)	(6,928)
Minority interest in consolidated joint ventures	(74)	--
Equity in earnings of unconsolidated joint ventures
(net of minority interest), net	(277)	157
Gain on sale of investment in unconsolidated joint ventures
(net of minority interest)	31	637

Income from continuing operations	22,443	24,449
Discontinued operations (net of minority interest):
Income from discontinued operations	1,298	2,374
Realized gains (losses) and unrealized losses
on disposition of rental property, net	(798)	--
Total discontinued operations, net	500	2,374

Net income	22,943	26,823
Preferred stock dividends	(500)	(500)
Net income available to common shareholders	$ 22,443	$ 26,323

PER SHARE DATA:
Basic earnings per common share	$ 0.37	$ 0.44
Diluted earnings per common share	$ 0.36	$ 0.44

Dividends declared per common share	$ 0.63	$ 0.63

Basic weighted average shares outstanding	61,184	59,800

Diluted weighted average shares outstanding	69,273	68,276

Mack-Cali Realty Corporation
Statements of Funds from Operations
(in thousands, except per share/unit amounts) (unaudited)

	Quarter Ended March 31,
	2005	2004
Net income available to common shareholders	$ 22,443	$ 26,323
Add: Minority interest in Operating Partnership	6,674	6,928
Minority interest in equity in earnings of unconsolidated joint ventures	(35)	20
Minority interest in gain on sale of investment in unconsolidated
joint ventures	4	83
Minority interest in discontinued operations	63	308
Real estate-related depreciation and amortization on continuing
operations (1)	36,669	30,598
Real estate-related depreciation and amortization on
discontinued operations	393	1,409
Deduct: Gain on sale of investment in unconsolidated joint venture	(35)	(720)
Add (Deduct): Discontinued operations - Realized gains (losses)
and unrealized losses on disposition of
rental property, net	897	--
Funds from operations available to common shareholders (2)	$ 67,073	$ 64,949

Diluted weighted average shares/units outstanding(3)	75,478	74,481

Funds from operations per share/unit - diluted	$ 0.89	$ 0.87

Dividends declared per common share	$ 0.63	$ 0.63

Dividend payout ratio:
Funds from operations-diluted	70.89%	72.26%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$ 1,114	$ 917
Tenant improvements and leasing commissions	$ 10,263	$ 12,167
Straight-line rent adjustments (4)	$ 3,289	$ 3,191
Amortization of (above)/below market lease intangibles, net	$ 557	$ 12

(1)     Includes the Company’s share from unconsolidated joint ventures of $1,023 and $1,038 for 2005 and 2004, respectively.
(2)     Funds from operations for both periods are calculated in accordance with the National Association of Real Estate Investment Trusts (NAREIT) definition. For further discussion, see “Information About FFO” in this release.
(3)    Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common and preferred units into common shares, (13,829 shares in 2005 and 14,000 shares in 2004), plus dilutive Common Stock Equivalents (i.e. stock options and warrants).
(4)    Includes the Company’s share from unconsolidated joint ventures of $47 and $143 for 2005 and 2004, respectively.

Mack-Cali Realty Corporation
Statements of Funds from Operations Per Diluted Share
(amounts are per diluted share, except share count in thousands) (unaudited)

	Quarter Ended March 31,
	2005	2004
Net income available to common shareholders	$0.36	$0.44
Add: Real estate-related depreciation and amortization
on continuing operations (1)	0.49	0.41
Real estate-related depreciation and amortization
on discontinued operations	0.01	0.02
Deduct: Gain on sale of investment in unconsolidated joint venture	--	(0.01)
Add: Realized gains (losses) and unrealized losses
on disposition of rental property, net	0.01	--
Minority interest/rounding adjustment	0.02	0.01
Funds from operations available to common shareholders (2)	$0.89	$0.87

Diluted weighted average shares/units outstanding (3)	75,478	74,481

(1)     Includes the Company’s share from unconsolidated joint ventures of $0.01 and $0.01 for 2005 and 2004, respectively.
(2)    Funds from operations for both periods are calculated in accordance with the National Association of Real Estate Investment Trusts (NAREIT) definition. For further discussion, see “Information About FFO” in this release.
(3)    Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common and preferred units into common shares (13,829 shares in 2005 and 14,000 shares in 2004), plus dilutive Common Stock Equivalents (i.e. stock options and warrants).

Mack-Cali Realty Corporation
Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31, 2005 (unaudited)	December 31, 2004
ASSETS:
Rental property
Land and leasehold interests	$628,346	$593,606
Buildings and improvements	3,504,083	3,296,789
Tenant improvements	258,081	262,626
Furniture, fixtures and equipment	7,383	7,938
	4,397,893	4,160,959
Less-accumulated deprec. & amort	(628,918)	(641,626)
	3,768,975	3,519,333
Rental property held for sale, net	73,820	19,132
Net investment in rental property	3,842,795	3,538,465

Cash and cash equivalents	13,087	12,270
Investments in unconsolidated joint ventures	59,044	46,743
Unbilled rents receivable, net	85,828	82,586
Deferred charges and other assets, net	175,856	155,060
Restricted cash	9,545	10,477
Accounts receivable, net	7,057	4,564

Total assets	$4,193,212	$3,850,165

LIABILITIES AND STOCKHOLDERS' EQUITY:
Senior unsecured notes	$1,180,396	$1,031,102
Revolving credit facilities	310,000	107,000
Mortgages, loans payable and other obligations	558,540	564,198
Dividends and distributions payable	47,969	47,712
Accounts payable, accrued expenses and other liabilities	75,905	57,002
Rents received in advance and security deposits	50,728	47,938
Accrued interest payable	12,734	22,144
Total liabilities	2,236,272	1,877,096
Minority interests:
Operating Partnership	417,069	416,855
Consolidated joint ventures	--	11,103
Total minority interests	417,069	427,958

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 10,000
and 10,000 shares outstanding, at liquidation preference	25,000	25,000
Common stock, $0.01 par value, 190,000,000 shares authorized,
61,514,061 and 61,038,875 shares outstanding	615	610
Additional paid-in capital	1,665,958	1,650,834
Dividends in excess of net earnings	(143,688)	(127,365)
Unamortized stock compensation	(8,014)	(3,968)
Total stockholders' equity	1,539,871	1,545,111

Total liabilities and stockholders' equity	$4,193,212	$3,850,165